SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               _________________

                                  SCHEDULE 13G
                               (Amendment No. 1)

         INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                           Regal Entertainment Group
        ----------------------------------------------------------------
                                (Name of Issuer)


                     Class A Common Stock, $.001 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   758766109
        ----------------------------------------------------------------
                                 (CUSIP Number)

              May 20, 2004, June 23, 2004 and September 28, 2004
        ----------------------------------------------------------------
            (Date of Events Which Require Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [  ]  Rule 13d-1(b)
     [x ]  Rule 13d-1(c)
     [  ]  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 758766109                   13G                     Page 2 of 7 Pages
------------------------------------------------------------------------------
|        | NAME OF REPORTING PERSON                                          |
|    1   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|        |                                                                   |
|        | Consolidated Press Holdings Limited ACN 008 394 509               |
------------------------------------------------------------------------------
|        | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  |
|    2   | [ ] (a)                                                           |
|        | [ ] (b)                                                           |
------------------------------------------------------------------------------
|        |                                                                   |
|    3   | SEC USE ONLY                                                      |
|        |                                                                   |
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|        | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    4   |                                                                   |
|        | Australian Capital Territory, Australia                           |
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|                   |              | SOLE VOTING POWER                       |
|                   |       5      |                                         |
|   NUMBER OF       |              | -0-                                     |
|    SHARES         |--------------|------------------------------------------
|  BENEFICIALLY     |              | SHARED VOTING POWER                     |
|   OWNED BY        |       6      |                                         |
|     EACH          |              | -0-                                     |
|   REPORTING       |--------------|------------------------------------------
|    PERSON         |              | SOLE DISPOSITIVE POWER                  |
|     WITH          |       7      |                                         |
|                   |              | -0-                                     |
|                   |--------------|------------------------------------------
|                   |              | SHARED DISPOSITIVE POWER                |
|                   |       8      |                                         |
|                   |              | -0                                      |
------------------------------------------------------------------------------
|        |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|   9    |                                                                   |
|        |  -0-                                                              |
------------------------------------------------------------------------------
|        |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            |
|   10   |  CERTAIN SHARES  [ ]                                              |
------------------------------------------------------------------------------
|        |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                |
|   11   |                                                                   |
|        |  0%                                                               |
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|        |  TYPE OF REPORTING PERSON                                         |
|   12   |                                                                   |
|        |  CO                                                               |
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                                  Page 2 of 7

CUSIP No. 758766109                   13G                    Page 3 of 7 Pages
------------------------------------------------------------------------------
|        | NAME OF REPORTING PERSON                                          |
|    1   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|        | HUSH Holdings U.S. Inc.                                           |
|        | 04-3023056                                                        |
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|        | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  |
|    2   | [ ] (a)                                                           |
|        | [ ] (b)                                                           |
------------------------------------------------------------------------------
|        |                                                                   |
|    3   | SEC USE ONLY                                                      |
|        |                                                                   |
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|        | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    4   |                                                                   |
|        | Delaware                                                          |
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|                   |              | SOLE VOTING POWER                       |
|                   |       5      |                                         |
|   NUMBER OF       |              | -0-                                     |
|    SHARES         |--------------|------------------------------------------
|  BENEFICIALLY     |              | SHARED VOTING POWER                     |
|   OWNED BY        |       6      |                                         |
|     EACH          |              | -0-                                     |
|   REPORTING       |--------------|------------------------------------------
|    PERSON         |              | SOLE DISPOSITIVE POWER                  |
|     WITH          |       7      |                                         |
|                   |              | -0-                                     |
|                   |--------------|------------------------------------------
|                   |              | SHARED DISPOSITIVE POWER                |
|                   |       8      |                                         |
|                   |              | -0                                      |
------------------------------------------------------------------------------
|        |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
|   9    |                                                                   |
|        |  -0-                                                              |
------------------------------------------------------------------------------
|        |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            |
|   10   |  CERTAIN SHARES  [ ]                                              |
------------------------------------------------------------------------------
|        |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                |
|   11   |                                                                   |
|        |  0%                                                               |
------------------------------------------------------------------------------
|        |  TYPE OF REPORTING PERSON                                         |
|   12   |                                                                   |
|        |  CO                                                               |
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                                  Page 3 of 7

ITEM 1(a).  NAME OF ISSUER.

Regal Entertainment Group ("Issuer")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

9110 East Nichols Avenue, Suite 200
Centennial, Colorado 80112

ITEM 2(a).  NAME OF PERSON FILING.

This Amendment No. 1 to the original Schedule 13G, filed with the Commission on April 7, 2003 (the "Original Schedule 13G") is being filed on behalf of the following persons ("Reporting Persons")*:

(i)      Consolidated Press Holdings Limited ACN 008 394 509 ("CPH")
(ii)     HUSH Holdings U.S. Inc. ("HUSH")

* Exhibit A to the Original Schedule 13G is a copy of an agreement among the Reporting Persons stating that the Original Schedule 13G and any further amendments or supplements thereto, including this Amendment No. 1, is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

(i)      Consolidated Press Holdings Limited ACN 008 394 509
         ---------------------------------------------------
         54-58 Park Street
         Sydney, NSW 2000
         AUSTRALIA

(ii)     HUSH Holdings U.S. Inc. c/o Northeast Cinemas LLC
         -------------------------------------------------
         500 Franklin Village Drive, Suite 204
         Franklin, MA 02038

ITEM 2(c).  CITIZENSHIP.

HUSH is a United States corporation incorporated under the laws of the State of Delaware. CPH is an Australian corporation incorporated under the laws of the Australian Capital Territory. CPH is controlled by Mr. Kerry F. B. Packer, an Australian citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

Class A Common Stock, $.001 par value

ITEM 2(e).  CUSIP NUMBER.

758766109

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b)      [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)      [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

ITEM 4.  OWNERSHIP.

(a)      Amount beneficially owned:
             -0-

(b)      Percent of class:
             0%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or direct the vote:
                      -0-

         (ii)     Shared power to vote or direct the vote:
                      -0-

         (iii)    Sole power to dispose or to direct the disposition:
                      -0-

         (iv)     Shared power to dispose or to direct the disposition:
                      -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATION.

Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 21, 2005


                                        CONSOLIDATED PRESS HOLDINGS LIMITED
                                        ACN 008 394 509


                                        By:     /s/ Graham Cubbin
                                            ------------------------------
                                            Name:    Graham Cubbin
                                            Title:   Director


                                        HUSH HOLDINGS U.S. INC.

                                        By:     /s/ Terence P. Moriarty
                                            ------------------------------
                                            Name:  Terence P. Moriarty
                                            Title: President